EXHIBIT 99.1

Harsco Corporation to Pursue Divestiture of Its Gas Technologies Business Group

HARRISBURG, Pa., Jan. 24, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today that it has begun the process of exploring the divestiture of its Gas Technologies business group, Harsco GasServ.

Harsco GasServ is the world's leading provider of gas applications involving pressure vessels and precision valves. The group operates through an integrated global manufacturing network as a primary source to the world's largest industrial gas producers and distributors. Harsco GasServ markets its products in over 80 countries worldwide, and includes principal manufacturing and service facilities in the U.S., Europe, China, and Malaysia. The business generated approximately $400 million in revenues in 2006.

"As part of an ongoing review of the company, we have decided to pursue the divestiture of our Harsco GasServ business," stated Harsco Chairman and CEO, Derek C. Hathaway. "This decision is consistent with our overall strategic focus on industrial services. Proceeds from a sale of Harsco GasServ will provide capital for organic growth initiatives and opportunities in our core businesses, as well as debt reduction. Acquisitions will continue to be important drivers of growth, as evidenced by our recent purchases of Hunnebeck Group GmbH and the Brambles Industrial Services northern hemisphere mill services operations, among others, as well as our announced plans to acquire Excell Materials."

The Company has retained Citigroup Corporate and Investment Banking as its financial advisor in connection with this divestiture process. The Company said there can be no assurance that its decision to explore a sale of Harsco GasServ will result in any strategic transaction.

Mr. Hathaway continued, "Based on our experience, we anticipate that this process of finding a suitable new home for the Harsco GasServ group could take until the third quarter of this year to complete. During this time, we will continue to be focused on providing the highest level of service to our customers and partners."

Harsco's four market-leading business groups provide mill services, access services, engineered products and services, and gas containment and control technologies to major customers around the globe. The Company employs approximately 21,000 people in 45 countries of operation. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            (717) 730-3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            (717) 975-5677
            etruett@harsco.com
          www.harsco.com